Exhibit 99.1

CANTERBURY PARK ANNOUNCES PROPOSED AMPHITHEATER AND NEW HORSE STABLING, PART OF ONGOING DEVELOPMENT OF CANTERBURY COMMONS, RECEIVE APPROVALS

Amphitheater to bring world-class entertainment to Canterbury Commons while stable area improvements will enhance Company’s leading horse racing operations

Shakopee, MN – August 18, 2022 – Canterbury Park Holding Corporation (“Canterbury” or the “Company”) (NASDAQ: CPHC), announced that earlier this week the Shakopee City Council voted unanimously to approve the PUD request for a proposed amphitheater at Canterbury Commons™, representing the completion of a critical regulatory hurdle which will allow the Company to move forward with the sale of approximately 40 acres of land to Swervo Development Corporation (“Swervo”). The land sale is expected to be completed in the fourth quarter of 2022. The Company also announced that the Minnesota Racing Commission voted this week to approve its racing stables improvement plans. Taken together, these approvals mark a key milestone in the ongoing development of Canterbury Park and Canterbury Commons into a world-class entertainment and horse racing destination.

Swervo plans to construct a 19,000-seat amphitheater that is expected to attract major music acts and other events. They bring to the project a track record of success in developing similar venues, including the 2018 transformation of the Armory in downtown Minneapolis into an 8,400-seat live music venue and events center. Swervo expects to begin grading and site work on the amphitheater in late Fall with construction starting in Spring 2023. The amphitheater is currently expected to open in May 2024.

Canterbury’s planned multi-million-dollar investment in improvements to the horse racing stable area will include the renovation of existing facilities and the addition of new barns and dorms, as well as a reconfiguration of the existing training track. This project, which will be phased over several years, also includes the demolition of approximately 18 existing barns. The Company expects to begin the first phase of the project following the completion of the current live racing season, with completion of the final phase expected in 2025.

“As a result of this week’s approvals from the Shakopee City Council and Minnesota Racing Commission, we can now proceed with our efforts to further transform Canterbury Commons,” said Randy Sampson, Chairman and CEO of Canterbury Park. “We greatly appreciate the continued community support, and we believe that Swervo’s amphitheater will represent a key component in our efforts to create leading lifestyle and entertainment experiences in the area surrounding Canterbury Park. This will ultimately drive additional employment and other economic activity for the region and establish Canterbury Commons as the place to be. Our enhanced barn area redevelopment project will also continue the Company’s ongoing commitment to provide quality horse racing in the state of Minnesota and allow for future development of Canterbury’s underutilized land.”

About Canterbury Park

Canterbury Park Holding Corporation (Nasdaq: CPHC) owns and operates Canterbury Park Racetrack and Card Casino in Shakopee, Minnesota, the only thoroughbred and quarter horse racing facility in the State. The Company generally offers live racing from May to December. The Card Casino hosts card games 24 hours a day, seven days a week, dealing both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its Shakopee facility. The Company is also pursuing a strategy to enhance shareholder value by the ongoing development of approximately 140 acres of underutilized land surrounding the Racetrack that was originally designated for a project known as Canterbury Commons™. The Company is pursuing several mixed-use development opportunities for the remaining underutilized land, directly and through joint ventures. For more information about the Company, please visit www.canterburypark.com.

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, we may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans. These statements are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could affect our actual results and cause actual results to differ materially from those indicated in the forward-looking statements. We report these risks and uncertainties in our Annual Report on Form 10-K filed with the SEC and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. They include, but are not limited to: our Cooperative Marketing Agreement with the Shakopee Mdewakanton Sioux Community contains both affirmative and negative covenants that restrict our business and limit our ability to pursue certain changes to gaming laws, even if such activities or changes would be in the best interests of our company; our dependence on the Cooperative Marketing Agreement with the Shakopee Mdewakanton Sioux Community for purse enhancement payments and marketing payments, which may not continue after 2022; the effect that the COVID-19 coronavirus pandemic and resulting precautionary measures may have on us as an entertainment venue or on the economy generally, including the fact that we temporarily suspended all card casino, simulcast, and special events operations during portions of 2020 and 2021 and may be required to do so again in 2022, that we were required to limit visitors and engage in new cleaning protocols, social distancing measures and other changes to our racetrack and card casino operations to comply with state law and health protocols and reductions in the number of visitors due to their COVID-19 concerns; material fluctuations in attendance at the Racetrack; material changes in the level of wagering by patrons; any decline in interest in the unbanked card games offered in the Card Casino; competition from other venues offering unbanked card games or other forms of wagering; competition from other sports and entertainment options; increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; the general health of the gaming sector; legislative and regulatory decisions and changes; our ability to successfully develop our real estate, including the effect of competition on our real estate development operations and our reliance on our current and future development partners; temporary disruptions or changes in access to our facilities caused by ongoing infrastructure improvements; and other factors that are beyond our ability to control or predict.

The forward-looking statements in this press release speak only as of the date of this press release. Except as required by law, Canterbury assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future, except as required by law.

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Investor Contacts: Randy Dehmer Senior Vice President and Chief Financial Officer Canterbury Park Holding Corporation 952-233-4828 or investorrelations@canterburypark.com	Richard Land, Jim Leahy JCIR 212-835-8500 or cphc@jcir.com